Exhibit (d)(10)

October 12, 2016

Mr. Bruce Rosenberg
Deputy Treasurer
State Street Navigator Securities Lending Trust
c/o SSGA Funds Management, Inc.
One Lincoln Street
Boston, Massachusetts 02111

RE:	State Street Navigator Securities Lending Trust - Fee Waiver and Expense Reimbursement Agreements

Dear Mr. Rosenberg:

Effective July 26, 2016, SSGA Funds Management, Inc. (“SSGA FM”), as the investment adviser to the State Street Navigator Securities Lending Government Money Market Portfolio series  (formerly known as, State Street Navigator Securities Lending Prime Portfolio) (the “Government Portfolio”) of the State Street Navigator Securities Lending Trust (the “Trust”), agrees until July 26, 2017 (the “Expiration Date”) to: (i) waive up to the full amount of the advisory fee payable by the Government Portfolio, and/or (ii) to reimburse the Government Portfolio for expenses to the extent that the total annual portfolio operating expenses (exclusive of non-recurring account fees and/or extraordinary expenses, as measured on an annualized basis) do not exceed 0.034% of the Government Portfolio’s average daily net assets on an annual basis.

Effective October 12, 2016, SSGA FM, as the investment adviser to the State Street Navigator Securities Lending Portfolio I series (“Portfolio I”) of the Trust, agrees until April 30, 2017 (the “Expiration Date”) to: (i) waive up to the full amount of the advisory fee payable by Portfolio I, and/or (ii) to reimburse Portfolio I for expenses to the extent that the total annual portfolio operating expenses (exclusive of non-recurring account fees and/or extraordinary expenses, as measured on an annualized basis) do not exceed 0.042% of Portfolio I’s average daily net assets on an annual basis.

The above stated fee waivers and/or expense reimbursements: (i) supersede any prior fee waivers and/or expense reimbursements for the Government Portfolio or Portfolio I, respectively, and (ii) may only be terminated during the relevant period with the approval of the Trust’s Board of Trustees.  SSGA FM and the Trust’s Officers are authorized to take such actions as they deem necessary and appropriate to continue the above stated waivers and/or expense reimbursements for additional periods, including of one or more years, after the applicable Expiration Date.

 If these arrangements are acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSGA FUNDS MANAGEMENT, INC.

/s/ Ellen M. Needham
By: Ellen M. Needham, Director and President

Accepted and Agreed:
STATE STREET NAVIGATOR SECURITIES LENDING TRUST, ON BEHALF OF ITS SERIES,
STATE STREET NAVIGATOR GOVERNMENT SECURITIES LENDING PORTFOLIO
STATE STREET NAVIGATOR SECURITIES LENDING PORTFOLIO I

/s/ Bruce S. Rosenberg
By: Bruce S. Rosenberg, Deputy Treasurer